Pricing Supplement No. 10 Dated November 12,1996
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)                         Rule 424(b)(3)
                                             Registration Statement
                                                 No. 33-55945


                 FORD MOTOR CREDIT COMPANY
            Euro Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue


     Ford Motor Credit Company ("Ford Credit") has designated Japanese Yen 10,000,000,000 aggregate principal amount of its Euro Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below (the "Notes"). CS First Boston Limited has agreed to purchase the Notes at a price of 100.00% of their principal amount for resale at an initial public offering price of 100.00% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              November 26, 1996.

Principal Amount:        Japanese Yen 10,000,000,000.

Interest Rate:           2.10% per annum


Interest Payment Dates:  The 26th day of November of each year, commencing
                         November 26, 1997.


Maturity Date:           November 26, 2001.

ISIN:                    XS0071335458

Listing: The Notes will not be listed on the Luxembourg Stock Exchange or any other stock exchange.


                   CS FIRST BOSTON LIMITED